Exhibit 2.3

FIRST AMENDMENT TO

EQUITY AND ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This First Amendment to Equity and Asset Purchase and Contribution Agreement (this “Amendment”), dated as of March 27, 2026 (the “Amendment Date”), is entered into by and between Eagle Redi-Mix Concrete, LLC, an Oklahoma limited liability company (“Purchaser”) and SRM, Inc. DBA Schwarz Ready Mix, an Oklahoma corporation, in its capacity as representative of the Selling Parties (defined below) (“Sellers Representative”). Each of Purchaser and Sellers Representative are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.	The Parties, together with SRM, Inc. (“Schwarz Ready Mix”) and SRM Leasing, LLC, an Oklahoma limited liability company (“SRM Leasing” together with Schwarz Ready Mix, each an “Asset Seller” and, collectively, the “Asset Sellers”), Schwarz Sand, LLC, an Oklahoma limited liability company (“Schwarz Sand”), each equity holder of the Asset Sellers (each an “Owner” and, collectively, the “Owners”), each equity holder of Schwarz Sand (collectively, the “SS Sellers”, together with the Asset Sellers, each a “Seller” and collectively, the “Sellers”), Charles P. Schwarz, Philip J. Schwarz, Eugene J. Schwarz, Ronald E. Schwarz, George T. Schwarz, and Paul D. Schwarz (together, the “Transaction Beneficiaries”, and together with the Sellers and the Owners, the “Selling Parties”) entered into that certain Equity and Asset Purchase and Contribution Agreement, dated as of October 17, 2025 (the “Purchase Agreement”).

B.	Pursuant to Section 11.3 of the Purchase Agreement, the Purchase Agreement may be amended, supplemented or changed, only by written instrument making specific reference to the Purchase Agreement signed by Purchaser and Sellers Representative.

C.	The Parties desire to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Defined Terms. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in that certain Equity and Asset Purchase and Contribution Agreement, dated October 17, 2025, by and among Buyer, Selling Parties and the Sellers Representative (the “Purchase Agreement”).

2.             Amendments to the Purchase Agreement. Effective as of the date of this Agreement:

(a)            The penultimate sentence of Section 3.3 of the of the Purchase Agreement is hereby amended and restated as follows:

“If for any reason any portion of the Deferred Payment, as adjusted pursuant to this Agreement and that certain Project Thunder – Adjustment Statement Agreement dated March 4, 2026 between Purchaser and Sellers Representative, is not made on or before June 30, 2026, the payment date for such unpaid portion of the Deferred Payment shall automatically be extended to July 31, 2026, and if such payment is not made on or prior to July 31, 2026, then such unpaid portion of the Deferred Payment shall, for the period beginning on June 30, 2026 and ending on the date such unpaid portion of the Deferred Payment is paid, accrue simple interest at the rate of twelve percent (12%) per annum calculated on the basis of a 365 day year.”

(b)            Section 3.8(a) of the Purchase Agreement is hereby amended by replacing “on March 31, 2026” with “no later than June 30, 2026”.

3.             References. Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” set forth in the Purchase Agreement shall, from and after the date of this Amendment, refer to the Purchase Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Purchase Agreement, as amended hereby, shall in all instances continue to refer to October 17, 2025, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to October 17, 2025.

4.             Continuing Effectiveness. Except as expressly modified by this Amendment, the Purchase Agreement and Disclosure Schedules shall continue in full force and effect.

5.             Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Amendment Date.

PURCHASER:

EAGLE REDI-MIX CONCRETE, LLC

By:	/s/ Randall Edgar
Name: Randall Edgar
Title: Chief Executive Officer

SELLERS REPRESENTATIVE:

SRM, INC., DBA SCHWARZ READY MIX

By:	/s/ Philip J. Schwarz
Name: Philip J. Schwarz
Title: President

Signature Page to

First Amendment to the Equity and

Asset Purchase and Contribution Agreement